UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 30, 2005
MEDICAL PROPERTIES TRUST, INC.
(Exact Name of Registrant as Specified in Charter)
Commission File Number 001-32559

Maryland (State or other jurisdiction of incorporation or organization)	20-0191742 (I. R. S. Employer Identification No.)

1000 Urban Center Drive, Suite 501 Birmingham, AL (Address of principal executive offices)	35242 (Zip Code)
Registrant’s telephone number, including area code
(205) 969-3755
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On December 30, 2005, Medical Properties Trust, Inc. (the “Registrant”) acquired a fee simple interest in an approximately 135,000 square foot community hospital located in Sherman Oaks, California (the “Sherman Oaks Facility”). The facility, which is currently licensed for 153 beds, was acquired for a purchase price of approximately $20.0 million from Prime Healthcare Services II, LLC (“Prime II”) and Prime A Investments, LLC (“Prime A”). The Sherman Oaks Facility is 100% leased to Prime II. The lease is a 15 year net-lease with the tenant responsible for all costs of the facility. Prime II has three options to renew for five years each. The initial annual base rent is equal to 10.5% of the purchase price, or the annual rate of $2.1 million. The Registrant has also agreed to fund up to $5.0 million for the purpose of refurbishing the Sherman Oaks Facility. The Sherman Oaks Facility lease is guaranteed by Prime Healthcare Services, Inc. (“Prime”) and certain of its affiliates. Prime has also guaranteed the performance of leases on two other facilities owned by the Registrant.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.
     (a) Financial Statements of Businesses Acquired.
     The financial statements that are required to be filed pursuant to this item will be filed by amendment as soon as practicable, but in any event no later than 71 days after the date this report must be filed.
     (b) Pro Forma Financial Information.
     The pro forma financial information that is required to be filed pursuant to this item will be filed by amendment as soon as practicable, but in any event no later than 71 days after the date this report must be filed.
     (c) Exhibits:
     Not applicable.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC. (Registrant)
By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: January 6, 2006